January 14, 1997



Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, VA 23233

Ladies and Gentlemen:

         You have requested our opinion regarding the material federal income tax consequences of the offer and sale of a series of the Common Stock, par value $.50 per share, of Circuit City Stores, Inc. (the "Company") which will be designated as the Circuit City Stores, Inc. -- CarMax Group Common Stock (the "CarMax Stock"), as more fully described in the Company's Registration Statement on Form S-3 (No. 333-15995) filed with the Securities and Exchange Commission (the "Registration Statement") and the Prospectus included in the Registration Statement with respect to the offer and sale of the CarMax Stock. Defined terms not otherwise defined herein have the meaning ascribed to them in the Registration Statement.

         Based upon our review of the Registration Statement and such other documents as we have deemed necessary, we are of the opinion that, assuming the terms of the CarMax Stock are as described in the Registration Statement and all events occur as contemplated in the Registration Statement and subject to the same qualifications and limitations described therein:

         (i) the CarMax Stock and the Circuit City Stock each will be treated as common stock of the Company for United States federal income tax purposes;

         (ii) the Company will not recognize any income, gain or loss as a result of the offering and sale of the CarMax Stock;

         (iii) a holder of CarMax Stock will not recognize any income, gain or loss upon the exchange of CarMax Stock for Circuit City Stock, either pursuant to the Company's option or upon the Disposition of all or substantially all of the assets of the CarMax Group, except for cash received in lieu of fractional shares; and

         (iv) the tax basis of Circuit City Stock received in such exchange will be the tax basis of the CarMax Stock exchanged therefor, and, assuming that the CarMax Stock is held as a capital asset, the holding period of such Circuit City Stock will include the holding period of such CarMax Stock.



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Circuit City Stores, Inc.
January 14, 1997
Page 2
         The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder (including proposed Treasury Regulations), and administrative rulings of the Internal Revenue Service and judicial decisions thereunder, any of which may be changed at any time with retroactive effect. We express no opinion either as to any matters not specifically covered by the foregoing or as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, the facts of the documents on which this opinion is based, or an inaccuracy in any of the representations upon which we have relied in rendering this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in the related Prospectus and in any amendment or supplement to the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                  Very truly yours,

                                  /s/ McGuire, Woods, Battle & Boothe, L.L.P.